Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Fourth-Quarter Earnings of $649 Million

▪                 Full-year earnings reach $3.162 billion, company’s second-highest annual total.

▪                 Slowdown in farm economy leads to lower profits for agricultural equipment; construction and forestry and financial-services divisions have higher results.

▪                 Company expects 2015 income of about $1.9 billion.

MOLINE, Illinois (November 26, 2014) — Net income attributable to Deere & Company was $649.2 million, or $1.83 per share, for the fourth quarter ended October 31, compared with $806.8 million, or $2.11 per share, for the same period of 2013. For fiscal 2014, net income attributable to Deere & Company was $3.162 billion, or $8.63 per share, compared with $3.537 billion, or $9.09 per share, in 2013.

Worldwide net sales and revenues decreased 5 percent, to $8.965 billion, for the fourth quarter and were down 5 percent, to $36.067 billion, for the full year. Net sales of the equipment operations were $8.043 billion for the quarter and $32.961 billion for the year, compared with $8.624 billion and $34.998 billion for the same periods in 2013.

“John Deere has completed another year of solid performance in spite of weaker conditions in the global farm sector, which caused sales and earnings to decline from the record totals of 2013,” said Samuel R. Allen, chairman and chief executive officer. “The slowdown has been most pronounced in the sale of large farm machinery, including many of our most profitable models. Nevertheless, our success managing costs and assets and establishing a broad-based business lineup has allowed us to deliver strong results and remain in a sound financial condition.”

Further, Allen noted that the company produced healthy levels of cash flow for the year, much of which was returned to investors in the form of dividends and share repurchases. Dividends and buybacks in 2014 totaled a record $3.5 billion.

Summary of Operations

Net sales of the worldwide equipment operations declined 7 percent for the quarter and decreased 6 percent for the year compared with the same periods in 2013. Sales

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included price realization of 1 percent for the quarter and 2 percent for the full year.  Additionally, sales included an unfavorable currency-translation effect of 1 percent for the quarter and for the year. Equipment net sales in the United States and Canada decreased 10 percent for the quarter and 8 percent for the year. Outside the U.S. and Canada, net sales were down 2 percent for the quarter and down 3 percent for the year, with unfavorable currency-translation effects of 2 percent and 1 percent for these periods.

Deere’s equipment operations reported operating profit of $910 million for the quarter and $4.297 billion for the full year, compared with $1.114 billion and $5.058 billion in 2013. The decline for the quarter was due primarily to the impact of a less favorable product mix, lower shipment and production volumes, higher production costs primarily related to engine emission programs, increased warranty costs and an impairment charge for the China operations. The year’s decline was due primarily to the impact of lower shipment and production volumes, a less favorable product mix, the unfavorable effects of foreign-currency exchange and higher production costs primarily related to engine emission programs. Declines for both periods were partially offset by price realization. Last year’s results also were affected by impairment charges for the John Deere Landscapes and John Deere Water operations.

Net income of the company’s equipment operations was $488 million for the fourth quarter and $2.548 billion for the year, compared with $650 million and $2.974 billion in 2013.

Financial services reported net income attributable to Deere & Company of $172.2 million for the quarter and $624.5 million for the year compared with $157.1 million and $565.0 million in 2013. The improvement for both periods was due to growth in the credit portfolio, partially offset by lower crop insurance margins, higher selling, administrative and general expenses and a higher provision for credit losses. Additionally, yearly results benefited from a more favorable effective tax rate.

Company Outlook & Summary

Company equipment sales are projected to decrease about 15 percent for fiscal 2015 and to be down about 21 percent for the first quarter compared with year-ago periods. For fiscal 2015, net income attributable to Deere & Company is anticipated to be about $1.9 billion.

“Even with a significant decline in sales and a continued pullback in the global agricultural sector, John Deere expects to remain solidly profitable in 2015,” Allen said. “The

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company’s earnings forecast reflects the impact of our efforts to establish a more resilient business model and it represents a level of performance much better than we’ve seen in prior downturns.”

Longer term, the company’s future continues to hold great promise, Allen said. “Global trends based on population growth and rising living standards remain intact and are largely unaffected by periodic swings in the farm economy. At the same time, Deere’s plans for serving a larger global customer base are making good progress. As a result, we are confident the company is positioned to earn solid returns throughout the business cycle and to realize substantial benefits from the world’s growing need for food, shelter and infrastructure in the years ahead.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales fell 13 percent for the quarter and 9 percent for the full year due largely to lower shipment volumes, the previously announced sales of the company’s landscapes and water operations, and the unfavorable effects of currency translation. Partially offsetting these factors was price realization for both the quarter and year.

Operating profit was $682 million for the quarter and $3.649 billion for the year, compared with $996 million and $4.680 billion in 2013. Lower results for the quarter were driven primarily by lower shipment and production volumes, a less favorable product mix, higher production costs primarily related to engine emission programs, increased warranty costs and an impairment charge for China operations. The full-year decrease was driven mainly by lower shipment and production volumes, a less favorable product mix, the unfavorable effects of foreign-currency exchange and higher production costs primarily related to engine emission programs. Declines for both periods were partially offset by price realization. As noted, last year also was affected by impairment charges for the landscapes and water operations.

Construction & Forestry. Construction and forestry sales increased 23 percent for the quarter and 12 percent for the year mainly as a result of higher shipment volumes and price realization. Increased sales for both periods were partially offset by the unfavorable effects of currency translation.

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Operating profit was $228 million for the quarter and $648 million for the year, compared with $118 million and $378 million in 2013. Operating profit for the quarter improved due to higher shipment volumes and lower selling, administrative and general expenses. Full-year results benefited from higher shipment volumes, lower selling, administrative and general expenses, and price realization, partially offset by the unfavorable effects of foreign-currency exchange.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 20 percent for fiscal-year 2015 as a result of weaker conditions in the global farm economy. Lower commodity prices and falling farm incomes are putting pressure on demand for agricultural machinery, especially for larger models. Conditions are more positive in the U.S. livestock sector, providing support to the sale of smaller sizes of equipment. Based on these factors, industry sales for agricultural machinery in the U.S. and Canada are forecast to be down 25 to 30 percent for 2015.

Full-year 2015 industry sales in the EU28 are forecast to be down about 10 percent due to lower crop prices and farm incomes as well as potential pressure on the dairy sector. In South America, industry sales of tractors and combines are projected to be down about 10 percent as a result of the headwinds affecting agricultural producers. Industry sales in the Commonwealth of Independent States are expected to deteriorate further due in part to tight credit conditions. Asian sales are projected to be down slightly, with most of the decline centered in China.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2015, benefiting from general economic growth.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 5 percent for 2015. The gain reflects further economic recovery and higher housing starts in the U.S. as well as sales increases outside the U.S. and Canada. Global forestry sales are expected to hold steady with the attractive levels of 2014.

Financial Services. Fiscal-year 2015 net income attributable to Deere & Company for the financial services operations is expected to be approximately $610 million. The outlook reflects a decline from the prior year due primarily to an expected increase in the

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provision for credit losses, versus the low level of 2014, and a less favorable tax rate. These factors are projected to be partially offset by growth in the credit portfolio and higher crop insurance margins.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $154.2 million for the fourth quarter and $544.2 million for the full-year 2014, compared with $132.9 million and $468.5 million for the respective periods last year. Results for the quarter improved primarily due to growth in the credit portfolio, partially offset by higher selling, administrative and general expenses.  Results for the full-year improved due to growth in the portfolio and a more favorable effective tax rate, partially offset by a higher provision for credit losses and higher selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $32.984 billion and $30.594 billion at October 31, 2014 and 2013, respectively.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel

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production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and drier than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof and the response thereto; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s

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products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4/Stage IIIb and Final Tier 4/Stage IV non-road diesel emission requirements in the U.S. and European Union), carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy

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pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; and changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, to fund operations and costs associated with engaging in diversified funding activities, and to fund purchases of the company’s products.  If general economic conditions deteriorate or capital markets become volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.  The failure of reinsurers of the company’s insurance business also could materially affect results.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its

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businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Fourth Quarter 2014 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended October 31			Twelve Months Ended October 31
	2014	2013	% Change	2014	2013	% Change
Net sales and revenues:
Agriculture and turf	$6,169	$7,102	-13	$26,380	$29,132	-9
Construction and forestry	1,874	1,522	+23	6,581	5,866	+12
Total net sales	8,043	8,624	-7	32,961	34,998	-6
Financial services	762	699	+9	2,577	2,349	+10
Other revenues	160	128	+25	529	448	+18
Total net sales and revenues	$8,965	$9,451	-5	$36,067	$37,795	-5

Operating profit: *
Agriculture and turf	$682	$996	-32	$3,649	$4,680	-22
Construction and forestry	228	118	+93	648	378	+71
Financial services	261	241	+8	921	870	+6
Total operating profit	1,171	1,355	-14	5,218	5,928	-12
Reconciling items **	(105)	(111)	-5	(429)	(445)	-4
Income taxes	(417)	(437)	-5	(1,627)	(1,946)	-16
Net income attributable to Deere & Company	$649	$807	-20	$3,162	$3,537	-11

*                         Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**                  Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended October 31, 2014 and 2013 (In millions of dollars and shares except per share amounts) Unaudited
	2014	2013
Net Sales and Revenues
Net sales	$8,042.8	$8,624.4
Finance and interest income	633.1	571.1
Other income	288.8	255.0
Total	8,964.7	9,450.5

Costs and Expenses
Cost of sales	6,097.1	6,332.4
Research and development expenses	412.1	405.2
Selling, administrative and general expenses	851.3	947.9
Interest expense	172.5	187.6
Other operating expenses	355.2	333.2
Total	7,888.2	8,206.3

Income of Consolidated Group before Income Taxes	1,076.5	1,244.2
Provision for income taxes	416.9	437.1
Income of Consolidated Group	659.6	807.1
Equity in loss of unconsolidated affiliates	(9.8)	(.1)
Net Income	649.8	807.0
Less: Net income attributable to noncontrolling interests	.6	.2
Net Income Attributable to Deere & Company	$649.2	$806.8

Per Share Data
Basic	$1.84	$2.13
Diluted	$1.83	$2.11

Average Shares Outstanding
Basic	352.3	378.8
Diluted	354.8	382.2

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Years Ended October 31, 2014 and 2013 (In millions of dollars and shares except per share amounts) Unaudited
	2014	2013
Net Sales and Revenues
Net sales	$32,960.6	$34,997.9
Finance and interest income	2,282.1	2,115.1
Other income	824.2	682.4
Total	36,066.9	37,795.4

Costs and Expenses
Cost of sales	24,775.8	25,667.3
Research and development expenses	1,452.0	1,477.3
Selling, administrative and general expenses	3,284.4	3,605.5
Interest expense	664.0	741.3
Other operating expenses	1,093.3	820.6
Total	31,269.5	32,312.0

Income of Consolidated Group before Income Taxes	4,797.4	5,483.4
Provision for income taxes	1,626.5	1,945.9
Income of Consolidated Group	3,170.9	3,537.5
Equity in income (loss) of unconsolidated affiliates	(7.6)	.1
Net Income	3,163.3	3,537.6
Less: Net income attributable to noncontrolling interests	1.6	.3
Net Income Attributable to Deere & Company	$3,161.7	$3,537.3

Per Share Data
Basic	$8.71	$9.18
Diluted	$8.63	$9.09

Average Shares Outstanding
Basic	363.0	385.3
Diluted	366.1	389.2

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET As of October 31, 2014 and 2013 (In millions of dollars) Unaudited
	2014	2013
Assets
Cash and cash equivalents	$3,787.0	$3,504.0
Marketable securities	1,215.1	1,624.8
Receivables from unconsolidated affiliates	30.2	31.2
Trade accounts and notes receivable - net	3,277.6	3,758.2
Financing receivables - net	27,422.2	25,632.7
Financing receivables securitized - net	4,602.3	4,153.1
Other receivables	1,500.3	1,464.0
Equipment on operating leases - net	4,015.5	3,152.2
Inventories	4,209.7	4,934.7
Property and equipment - net	5,577.8	5,466.9
Investments in unconsolidated affiliates	303.2	221.4
Goodwill	791.2	844.8
Other intangible assets - net	68.8	77.1
Retirement benefits	262.0	551.1
Deferred income taxes	2,776.6	2,325.4
Other assets	1,496.9	1,274.7
Assets held for sale		505.0
Total Assets	$61,336.4	$59,521.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,019.2	$8,788.9
Short-term securitization borrowings	4,558.5	4,109.1
Payables to unconsolidated affiliates	101.0	106.9
Accounts payable and accrued expenses	8,554.1	8,973.6
Deferred income taxes	160.9	160.3
Long-term borrowings	24,380.7	21,577.7
Retirement benefits and other liabilities	6,496.5	5,416.7
Liabilities held for sale		120.4
Total liabilities	52,270.9	49,253.6
Total Deere & Company stockholders’ equity	9,062.6	10,265.8
Noncontrolling interests	2.9	1.9
Total stockholders’ equity	9,065.5	10,267.7
Total Liabilities and Stockholders’ Equity	$61,336.4	$59,521.3

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED CASH FLOWS For the Years Ended October 31, 2014 and 2013 (In millions of dollars) Unaudited
	2014	2013
Cash Flows from Operating Activities
Net income	$3,163.3	$3,537.6
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	38.1	20.5
Provision for depreciation and amortization	1,306.5	1,140.3
Impairment charges	95.9	102.0
Share-based compensation expense	78.5	80.7
Undistributed earnings of unconsolidated affiliates	9.3	9.1
Credit for deferred income taxes	(280.1)	(172.6)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(749.0)	(1,510.2)
Insurance receivables	(149.9)	263.4
Inventories	(297.9)	(728.4)
Accounts payable and accrued expenses	(137.1)	217.1
Accrued income taxes payable/receivable	342.6	80.4
Retirement benefits	336.9	262.0
Other	(231.2)	(47.6)
Net cash provided by operating activities	3,525.9	3,254.3

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	15,319.1	14,088.0
Proceeds from maturities and sales of marketable securities	1,022.5	843.9
Proceeds from sales of equipment on operating leases	1,091.5	936.7
Proceeds from sales of businesses, net of cash sold	345.8	22.0
Cost of receivables acquired (excluding receivables related to sales)	(17,240.4)	(17,011.7)
Purchases of marketable securities	(614.6)	(1,026.3)
Purchases of property and equipment	(1,048.3)	(1,158.4)
Cost of equipment on operating leases acquired	(1,611.0)	(1,216.9)
Acquisitions of businesses, net of cash acquired		(83.5)
Other	(145.6)	(214.5)
Net cash used for investing activities	(2,881.0)	(4,820.7)

Cash Flows from Financing Activities
Increase in total short-term borrowings	89.2	2,749.4
Proceeds from long-term borrowings	8,232.0	4,734.0
Payments of long-term borrowings	(5,209.1)	(4,958.5)
Proceeds from issuance of common stock	149.5	174.5
Repurchases of common stock	(2,731.1)	(1,531.4)
Dividends paid	(786.0)	(752.9)
Excess tax benefits from share-based compensation	30.8	50.7
Other	(63.6)	(59.3)
Net cash provided by (used for) financing activities	(288.3)	406.5

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(73.6)	11.7
Net Increase (Decrease) in Cash and Cash Equivalents	283.0	(1,148.2)
Cash and Cash Equivalents at Beginning of Year	3,504.0	4,652.2
Cash and Cash Equivalents at End of Year	$3,787.0	$3,504.0

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)

In May 2014, the Company closed the sale of the stock and certain assets of the entities that compose the Company’s Water operations to FIMI Opportunity Funds. The sale was the result of the Company’s intention to invest its resources in growing core businesses. At April 30, 2014, the total assets of $85 million and liabilities of $50 million were classified as held for sale in the consolidated financial statements, which consisted of $57 million of trade receivables, $10 million of other receivables, $49 million of inventories and $5 million of other assets less a $36 million asset impairment. The related liabilities held for sale consisted of accounts payable and accrued expenses of $47 million and retirement benefits and other liabilities of $3 million. The total amount of proceeds from the sale was approximately $35 million with a loss of $10 million, pretax and after-tax, in addition to the $36 million pre-tax or $4 million after-tax non-cash impairment recorded in the second quarter of 2014. The losses were recorded in other operating expenses. In addition, in the first quarter of 2014 a $26 million pretax and after-tax loss was recorded in costs of sales. These operations were included in the Company’s agriculture and turf segment.

(2)

In December 2013, the Company closed the sale of 60 percent of its subsidiary John Deere Landscapes, LLC (Landscapes) to a private equity investment firm affiliated with Clayton, Dubilier & Rice, LLC. At October 31, 2013, the total assets of $505 million and liabilities of $120 million for Landscapes were classified as held for sale in the consolidated financial statements and written down to realizable value, which consisted of $153 million of receivables, $219 million of inventories, $37 million of property and equipment, $106 million of goodwill, $25 million of other intangible assets and $10 million of other assets less a $45 million asset impairment. The related liabilities held for sale consisted of accounts payable and accrued expenses.  The Company initially retained 40 percent of the Landscapes business in the form of common stock and reports the results as an equity investment in unconsolidated affiliates. The fair value of the Company’s retained equity investment was approximately $80 million at closing. The total amount of proceeds from the sale at closing was approximately $305 million with no significant gain or loss.

(3)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2014	2013	2014	2013

Dividends declared	$.60	$.51	$2.22	$1.99
Dividends paid	$.60	$.51	$2.13	$1.94

(4)

The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA STATEMENT OF INCOME For the Three Months Ended October 31, 2014 and 2013
(In millions of dollars) Unaudited		EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
		2014	2013	2014	2013
Net Sales and Revenues
Net sales		$8,042.8	$8,624.4
Finance and interest income		26.5	23.8	$679.8	$611.7
Other income		175.0	155.8	141.7	144.0
Total		8,244.3	8,804.0	821.5	755.7

Costs and Expenses
Cost of sales		6,098.3	6,332.9
Research and development expenses		412.1	405.2
Selling, administrative and general expenses		718.2	830.4	134.9	120.3
Interest expense		72.9	80.1	117.9	120.6
Interest compensation to Financial Services		54.7	51.3
Other operating expenses		72.6	100.7	307.7	274.0
Total		7,428.8	7,800.6	560.5	514.9

Income of Consolidated Group before Income Taxes		815.5	1,003.4	261.0	240.8
Provision for income taxes		327.8	353.3	89.1	83.8
Income of Consolidated Group		487.7	650.1	171.9	157.0

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services		172.2	157.1	.3	.1
Other		(10.1)	(.2)
Total		162.1	156.9	.3	.1
Net Income		649.8	807.0	172.2	157.1
Less:	Net income attributable to noncontrolling interests	.6	.2
Net Income Attributable to Deere & Company		$649.2	$806.8	$172.2	$157.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF INCOME For the Years Ended October 31, 2014 and 2013
(In millions of dollars) Unaudited		EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
		2014	2013	2014	2013
Net Sales and Revenues
Net sales		$32,960.6	$34,997.9
Finance and interest income		76.5	80.8	$2,475.0	$2,280.5
Other income		622.6	549.1	330.2	288.4
Total		33,659.7	35,627.8	2,805.2	2,568.9

Costs and Expenses
Cost of sales		24,777.8	25,668.8
Research and development expenses		1,452.0	1,477.3
Selling, administrative and general expenses		2,765.1	3,143.9	529.2	473.2
Interest expense		289.4	297.1	430.9	487.6
Interest compensation to Financial Services		212.1	202.7
Other operating expenses		285.4	223.7	925.6	739.0
Total		29,781.8	31,013.5	1,885.7	1,699.8

Income of Consolidated Group before Income Taxes		3,877.9	4,614.3	919.5	869.1
Provision for income taxes		1,329.6	1,640.7	296.9	305.2
Income of Consolidated Group		2,548.3	2,973.6	622.6	563.9

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services		624.5	565.0	1.9	1.1
Other		(9.5)	(1.0)
Total		615.0	564.0	1.9	1.1
Net Income		3,163.3	3,537.6	624.5	565.0
Less:	Net income attributable to noncontrolling interests	1.6	.3
Net Income Attributable to Deere & Company		$3,161.7	$3,537.3	$624.5	$565.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) CONDENSED BALANCE SHEET As of October 31, 2014 and 2013
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Assets
Cash and cash equivalents	$2,569.2	$3,023.3	$1,217.8	$480.8
Marketable securities	700.4	1,207.2	514.7	417.6
Receivables from unconsolidated subsidiaries and affiliates	3,663.9	3,502.0
Trade accounts and notes receivable - net	706.0	1,061.8	3,554.4	3,555.9
Financing receivables - net	18.5	16.5	27,403.7	25,616.2
Financing receivables securitized - net			4,602.3	4,153.1
Other receivables	848.0	983.1	659.0	486.6
Equipment on operating leases - net			4,015.5	3,152.2
Inventories	4,209.7	4,934.7
Property and equipment - net	5,522.5	5,408.5	55.3	58.4
Investments in unconsolidated subsidiaries and affiliates	5,106.5	4,569.0	10.9	10.2
Goodwill	791.2	844.8
Other intangible assets - net	64.8	73.1	4.0	4.0
Retirement benefits	263.5	517.7	32.9	37.5
Deferred income taxes	2,981.9	2,575.4	64.9	51.3
Other assets	850.6	654.3	648.2	622.2
Assets held for sale		505.0
Total Assets	$28,296.7	$29,876.4	$42,783.6	$38,646.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$434.1	$1,080.4	$7,585.1	$7,708.5
Short-term securitization borrowings			4,558.5	4,109.1
Payables to unconsolidated subsidiaries and affiliates	101.0	106.9	3,633.7	3,470.8
Accounts payable and accrued expenses	7,518.4	7,990.9	2,027.0	1,849.8
Deferred income taxes	87.1	92.4	344.1	369.1
Long-term borrowings	4,642.5	4,870.9	19,738.2	16,706.8
Retirement benefits and other liabilities	6,448.1	5,346.8	82.8	74.1
Liabilities held for sale		120.4
Total liabilities	19,231.2	19,608.7	37,969.4	34,288.2
Total Deere & Company stockholders’ equity	9,062.6	10,265.8	4,814.2	4,357.8
Noncontrolling interests	2.9	1.9
Total stockholders’ equity	9,065.5	10,267.7	4,814.2	4,357.8
Total Liabilities and Stockholders’ Equity	$28,296.7	$29,876.4	$42,783.6	$38,646.0

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF CASH FLOWS For the Years Ended October 31, 2014 and 2013 (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Cash Flows from Operating Activities
Net income	$3,163.3	$3,537.6	$624.5	$565.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2.9	10.8	35.2	9.7
Provision for depreciation and amortization	795.7	733.0	574.9	492.2
Impairment charges	95.9	102.0
Undistributed earnings of unconsolidated subsidiaries and affiliates	(463.4)	(369.0)	(1.7)	(.9)
Provision (credit) for deferred income taxes	(236.4)	(204.6)	(43.7)	32.0
Changes in assets and liabilities:
Trade receivables	231.5	26.1
Insurance receivables			(149.9)	263.4
Inventories	496.2	(69.6)
Accounts payable and accrued expenses	(277.0)	470.5	263.3	(207.9)
Accrued income taxes payable/receivable	330.5	84.2	12.1	(3.8)
Retirement benefits	323.0	241.6	13.9	20.4
Other	70.0	106.0	(7.7)	73.5
Net cash provided by operating activities	4,532.2	4,668.6	1,320.9	1,243.6

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			16,772.0	15,440.0
Proceeds from maturities and sales of marketable securities	1,000.1	800.1	22.4	43.8
Proceeds from sales of equipment on operating leases			1,091.5	936.7
Proceeds from sales of businesses, net of cash sold	345.8	22.0
Cost of receivables acquired (excluding trade and wholesale)			(19,015.3)	(18,792.7)
Purchases of marketable securities	(504.1)	(911.1)	(110.5)	(115.2)
Purchases of property and equipment	(1,045.2)	(1,155.2)	(3.1)	(3.2)
Cost of equipment on operating leases acquired			(2,684.2)	(2,107.2)
Increase in investment in Financial Services	(66.8)	(121.6)
Acquisitions of businesses, net of cash acquired		(83.5)
Increase in trade and wholesale receivables			(782.0)	(1,152.7)
Other	(98.6)	(120.0)	(47.1)	(94.5)
Net cash used for investing activities	(368.8)	(1,569.3)	(4,756.3)	(5,845.0)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(65.8)	36.0	155.0	2,713.5
Change in intercompany receivables/payables	(367.5)	(2,007.2)	367.5	2,007.2
Proceeds from long-term borrowings	60.7	282.9	8,171.3	4,451.1
Payments of long-term borrowings	(819.1)	(191.0)	(4,390.0)	(4,767.4)
Proceeds from issuance of common stock	149.5	174.5
Repurchases of common stock	(2,731.1)	(1,531.4)
Capital investment from Equipment Operations			66.8	121.6
Dividends paid	(786.0)	(752.9)	(150.0)	(186.0)
Excess tax benefits from share-based compensation	30.8	50.7
Other	(27.7)	(40.1)	(35.9)	(19.2)
Net cash provided by (used for) financing activities	(4,556.2)	(3,978.5)	4,184.7	4,320.8

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(61.3)	(5.4)	(12.3)	17.1

Net Increase (Decrease) in Cash and Cash Equivalents	(454.1)	(884.6)	737.0	(263.5)
Cash and Cash Equivalents at Beginning of Year	3,023.3	3,907.9	480.8	744.3
Cash and Cash Equivalents at End of Year	$2,569.2	$3,023.3	$1,217.8	$480.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.